EXHIBIT 99.1

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Shares, par value $0.0000000341740141 per share, of Roivant Sciences Ltd. (this “Agreement”), is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below that is named as a reporting person in such filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: April 2, 2024

Sumitomo Chemical Co., Ltd.

By:	/s/ Yuji Kato
Name:	Yuji Kato
Title:	Executive Officer, Corporate Planning Office

Sumitomo Pharma Co., Ltd.

By:	/s/ Yutaka Wakemi
Name:	Yutaka Wakemi
Title:	Executive Officer,
Vice President, Head of Global Corporate Strategy